[LETTERHEAD OF SQUIRE, SANDERS & DEMPSEY L.L.P.]

June 23, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     As legal counsel for Silicon Gaming, Inc., a California corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of 235,092,858 shares of the common stock, $.001 par value, of the Company which may be issued upon conversion of outstanding shares of the Company's Series D Convertible Redeemable Preferred Stock (the "Series D Preferred Stock") and shares of Series E Convertible Redeemable Preferred Stock (the "Series E Preferred Stock") which are issuable upon exercise of the outstanding warrant to purchase 60,807.731 shares of Series E Preferred Stock.

     We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion that the 235,092,858 shares of common stock which may be issued upon conversion of the Series D Preferred Stock and Series E Preferred Stock are duly authorized shares of the Company's common stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Certificates of Determination for the Series D Preferred Stock and Series E Preferred Stock, in each case as filed with the Secretary of State of California on November 24, 1999, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                            Respectfully submitted,

                            /s/ Squire, Sanders & Dempsey L.L.P.

                            SQUIRE, SANDERS & DEMPSEY L.L.P.